EXHIBIT 99.1

Edgewater Announces Appointment of Chairman and Interim President and CEO

WAKEFIELD, Mass., March 09, 2017 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, announced that the Company’s Board of Directors (the “Board”) has named Jeffrey L. Rutherford, a member of the Company’s Board, as Chairman and interim President and CEO, replacing Shirley Singleton.  Mr. Rutherford’s appointment is effective immediately.

"Jeff brings a wealth of value creation experience and leadership capabilities that the Company needs to guide it through this time of transition," commented Fred DiSanto, the Board’s Lead Independent Director. "We look forward to working with Jeff and the Company’s employees to realize the value of the business.”

Mr. Rutherford served as Vice President and Chief Financial Officer at Ferro Corporation, an international coatings and colors manufacturing business, from April 2012 to September 2016. From July 2008 to April 2012, Mr. Rutherford served as Vice President and Chief Financial Officer at Park-Ohio Holdings Corp, an international industrial supply and diversified manufacturing business. Mr. Rutherford served as the Vice President and Chief Financial Officer at UAP Holdings Corp. from October 2007 to June 2008. At the time UAP Holdings Corp. was a publicly traded company that distributed agricultural inputs throughout North America. In 2008, UAP Holdings Corp. was acquired by Agrium Inc. Previously, Mr. Rutherford served as the President, Chief Executive Officer and Chief Financial Officer at LESCO, Inc. , which at the time was a publicly traded company that distributed inputs to the professional turf industry, from 2002 to 2007. Mr. Rutherford also served on the board of directors of LESCO, Inc., from 2006 to 2007. LESCO, Inc. was subsequently acquired by Deere & Co. in 2007. Mr. Rutherford served as Chief Financial Officer and Senior Executive Vice President of OfficeMax, Inc., a retailer of office products and supplies, from 1997 to 2002, after having previously served as its Senior Vice President and Treasurer, from February to July 1997. From 1983 to 1996, Mr. Rutherford worked at Arthur Andersen, a consulting and accounting firm.  Mr. Rutherford earned his Bachelor’s degree in Business Administration and Accounting from Baldwin Wallace College.

"I look forward to working with management and the Board during this period of change.  I am excited about the Company’s prospects and opportunities to create value for all of Edgewater’s stakeholders," said Mr. Rutherford.

About Edgewater
Edgewater helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

Contacts
For Edgewater -
Company/Investor Contact:
Timothy R. Oakes
Chief Financial Officer
Phone: (781) 246-3343
E-mail: toakes@edgewater.com